Exhibit 99.2

First Foundation Announces Litigation Settlement with Driver Management

Company Avoids Further Litigation, Preserving Stockholder Capital

Company is Committed to Supporting its Highly-Qualified Incumbent Directors and Urges Stockholders to Vote “FOR” Each of the Company’s Director Nominees

DALLAS--(BUSINESS WIRE)--First Foundation Inc. (NASDAQ: FFWM) (“First Foundation” or the “Company”), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, today announced that the Company has reached an agreement with Driver Opportunity Partners I LP, an affiliate of Driver Management Company LLC (together, “Driver”) that will allow Driver’s nominee, Allison Ball, to stand for election to the Board of Directors (the “Board”) at the Company’s 2023 Annual Meeting of Stockholders. Additionally, the settlement contemplates mutually agreed upon governance practices related to the nomination of future nominees. Further, it ends the parties’ costly and disruptive litigation in Delaware Chancery Court.

The settlement agreement addresses the following matters:

1.	Allows shareholders to consider Ms. Ball’s qualifications to serve on the Company's Board of Directors;
2.	Reduces the outflow of critical resources and ends the disruption introduced by litigation against the Company; and
3.	Allows the Company to implement governance changes to prevent litigation relating to stockholder nominations in the future.

“We have faith that our stockholders support the current Board and share our strong and legitimate concerns about Driver’s candidate,” said Scott F. Kavanaugh, President and CEO. “We believe that Driver and its candidate have attempted to create an enormous distraction for this bank at a time when we have significantly more important matters to attend to. We are confident our stockholders recognize the negative impact Driver has had and will reject his deficient nominee soundly.”

The Company has concerns regarding Ms. Ball’s potential election to the Board. Specifically, the Company believes she lacks the necessary experience, qualifications, and decorum required of a director of a publicly traded financial services institution. Specifically, the Company is concerned about Ms. Ball’s:

•	lack of experience leading in a highly regulated business;
•	lack of executive experience in any relevant industry;
•	lack of the skill, business acumen and respect for rules and regulations required to govern a financial institution; and
•	exhibited penchant for making inflammatory, insulting, or degrading comments that would reflect negatively on the Company, its clients, and potential partners.

The Company believes that each of these items represents a critical baseline to be considered for service on a public company board. Ms. Ball’s deficits combined with her lack of prior experience on any public company board amplifies the concerns about her ability to serve as an effectual board member and representative of the Company.

Earlier this week, as part of the Board’s focus on continued refreshment that brings new perspectives, diverse views, and broad experience to benefit our stockholders, the Company announced that Gabriel (“Gabe”) Vazquez was appointed as an independent director to the Company’s Board of Directors. Mr. Vazquez brings exceptional legal, financial and operating acumen to the Board. This will be instrumental as the Company scales its business and navigates risks. Mr. Vazquez was concurrently appointed to the Board of Directors of First Foundation Bank. With Mr. Vazquez, the Board is now comprised of ten directors, seven of whom are independent with 30 percent identifying as diverse based on gender or ethnicity. Mr. Vazquez will stand for election at the Company’s 2023 Annual Meeting of Stockholders.

+++

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com or connect with us on LinkedIn and Twitter.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with its upcoming 2023 Annual Meeting. The Company intends to file a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting of Stockholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at www.ff-inc.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.ff-inc.com.

Investor and Media Contact:

Shannon Wherry

Director of Corporate Communications

swherry@ff-inc.com

(469) 638-9642